EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Interactive Intelligence Group, Inc. 401(k) Savings Plan on Form S-8 (File Number 333-33772) of our report dated June 24, 2013, on our audits of the financial statements of Interactive Intelligence Group, Inc. 401(k) Savings Plan for the years ended December 31, 2012 and 2011, and the statements of net assets available for benefits and the statement of changes in net assets available for benefits as of December 31, 2012, which report is included in its Annual Report on Form 11-K.

/s/BKD, LLP

Indianapolis, Indiana

June 24, 2013